SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HOPFED BANCORP, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

April 19, 2010

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) to be held at the Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 19, 2010 at 3:00 p.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

As an integral part of the Annual Meeting, we will report on the operations of the Company. Directors and officers of the Company as well as representatives of Rayburn, Bates & Fitzgerald, P.C., the Company’s independent auditors, will be present to respond to any questions that our stockholders may have. Detailed information concerning our activities and operating performance is contained in our Annual Report which also is enclosed.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

John E. Peck President and Chief Executive Officer

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 887-2999

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 19, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of HopFed Bancorp, Inc. (the “Company”) will be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 19, 2010 at 3:00 p.m., local time.

The Annual Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement:

1.	The election of two directors of the Company.

2.	A non-binding resolution to approve the compensation of the named executive officers.

3.	Approval of a proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 7,500,000 to 15,000,000.

4.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting or any adjournments thereof. Stockholders of record at the close of business on March 31, 2010, are the stockholders entitled to vote at the Annual Meeting and any adjournment thereof.

You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

BOYD M. CLARK SECRETARY

Hopkinsville, Kentucky

April 19, 2010

Important Notice Regarding the Availability of Proxy Materials for the

2010 Annual Meeting of Stockholders to be held on May 19, 2010

This Notice and Proxy Statement, the Company’s 2010 Annual Report to Stockholders and the Company’s

2010 Annual Report on Form 10-K are available electronically at

www.bankwithheritage.com/proxy

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

HOPFED BANCORP, INC.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(270) 887-2999

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

May 19, 2010

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HopFed Bancorp, Inc. (the “Company”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 19, 2010, at 3:00 p.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement, together with the enclosed form of proxy, are first being mailed to stockholders on or about April 19, 2010.

VOTING AND REVOCATION OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Properly executed but unmarked proxies will be voted FOR the election of two nominated directors (Proposal I), FOR a non-binding resolution to approve the compensation of the named executive officers (Proposal II), and FOR amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 15,000,000 (Proposal III). If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxies will vote the shares represented thereby on such matters as determined by a majority of the Board of Directors. The proxies solicited by the Board of Directors confer discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Certificate of Incorporation and Bylaws. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker non-votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

If you hold your shares through a bank or broker it is critical that you cast your vote if you want it to count in the election of directors (Proposal I). In the past, if you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Changes in New York Stock Exchange (“NYSE”) regulations have taken away the ability of your bank or broker to vote your shares in the election of directors without your specific instruction. Thus, if you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on “routine” items. The proposals to approve the non-binding advisory resolution regarding the compensation of the Company’s named executives (Proposal II) and the amendment to the Certificate of Incorporation to increase the Company’s authorized shares of Common Stock (Proposal III) are currently considered by the NYSE to be routine matters. Your bank or broker, therefore, may vote your shares in its discretion on these routine matters. If you are a registered stockholder, meaning you hold your shares directly with the Company, and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Stockholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a stockholder attends the Annual Meeting and votes in person. The presence of a stockholder at the Annual Meeting alone will not revoke such stockholder’s proxy.

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Georgeson, Inc. will assist in the solicitation of proxies. The Company will pay Georgeson a fee of approximately $6,000 plus reimbursement of certain out-of-pocket expenses, and will indemnify Georgeson against any losses arising out of Georgeson’s proxy solicitation services on the Company’s behalf. Additional solicitations may be made by telephone, facsimile or other contact by certain of the Company’s directors, officers, other regular employees or agents, none of whom will receive additional compensation for their proxy solicitation efforts. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Important Notice Regarding Availability of Proxy Materials:

The Notice and Proxy Statement, 2010 Annual Report to Stockholders and 2010 Annual Report on

Form 10-K are available electronically at

www.bankwithheritage.com/investor.asp?loadpage=main/investor.asp

VOTING SECURITIES

The securities which can be voted at the Annual Meeting consist of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). Stockholders of record as of the close of business on March 31, 2010 (the “Record Date”) are entitled to one vote for each share of Common Stock then held on all matters. As of the Record Date, 3,598,957 shares of the Common Stock were issued and outstanding. The presence, in person or by proxy, of at least one-third of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

Persons and groups owning in excess of 5% of Common Stock are required to file certain reports regarding such ownership with the Company and the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Record Date, management was aware of the persons listed below who beneficially owned more than 5% of the outstanding shares of Common Stock. This information is based on the most recent report filed by such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	299,500(1)	8.32%

(1)	Based on information in an amended Schedule 13G filed with the SEC on January 25, 2010, Royce & Associates, LLC, a registered investment adviser, has sole voting and dispositive power with respect to these shares.

As of the Record Date, the United States Department of Treasury held a warrant to purchase 243,816 shares of the Common Stock, which was approximately 6.4% of the shares outstanding at that time. The shares of Common Stock issuable upon exercise of the warrant are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned. The warrant was issued on December 12, 2008, as part of the Treasury Department’s Troubled Asset Relief Program/Capital Purchase Program. The exercise price is $11.32 per share, subject to anti-dilution and other adjustments. The Treasury Department has no voting rights at this time.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Record Date
	Number of shares	Percent of class
United States Department of Treasury Washington, DC	243,816	6.4%

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated Ted S. Kinsey and John E. Peck to serve for a three-year term and until their successors are elected and qualified. Delaware law and the Company’s Bylaws provide that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. Stockholders are not entitled to cumulate their votes for the election of directors. If the nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Nominating and Corporate Governance Committee of the Board of Directors may recommend, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

The Nominating and Corporate Governance Committees seeks to nominate candidates with diverse experiences and perspectives and who have both the ability to contribute to some or various aspects of the Company’s business and a willingness to make the significant commitment of time and effort required of the Company’s and the Bank’s directors. Community involvement and leadership are important criteria for our Board members. Each of the nominees listed below possess these attributes.

The Board of Directors recommends a vote “FOR” the nominees named below as directors of the Company.

NAME	AGE(1)	YEAR FIRST ELECTED DIRECTOR (2)		PRESENT TERM TO EXPIRE	SHARES OF COMMON STOCK BENEFICIALLY OWNED (5)(6)		PERCENT OF CLASS
BOARD NOMINEES FOR TERM TO EXPIRE IN 2013

Steve Hunt	48	2008	(4)	2010	—		*

Thomas I. Miller	65	2001		2010	12,397		*

DIRECTORS CONTINUING IN OFFICE

Boyd M. Clark	64	1990		2011	47,978	(8)	1.3%

Harry J. Dempsey	52	1999		2011	49,570		1.3%

Gilbert E. Lee	66	1999		2011	64,875		1.8%

Ted S. Kinsey	64	2008	(3)	2012	12,493		*

John E. Peck	45	2000		2012	44,543	(7)	1.2%

Other Named Executive Officers

Michael L. Woolfolk	56	—		—	48,118	(9)	1.3%

Billy C. Duvall	44	—		—	39,142	(9)	1.1%

Michael F. Stalls	58	—		—	38,698	(9)	1.1%

Keith Bennett	48	—		—	7,459		*

All Executive Officers and Directors as a Group (10 persons)					365,273	(10)	9.9	%(10)

*	Less than 1% of the outstanding Common Stock.
(1)	At December 31, 2009.
(2)	Includes term of office as director of Heritage Bank (the “Bank”) prior to formation of the Company as the holding company for the Bank. Each director of the Company is also a director of the Bank.
(3)	Mr. Kinsey was elected on February 20, 2008 to fill the remaining term of Kerry Harvey, who resigned from the boards of directors of the Company and the Bank on that date. Mr. Kinsey was elected by a shareholder vote in 2009.
(4)	Mr. Hunt was elected on October 7, 2008 to fill the remaining term of WD Kelley, who resigned from the board of directors of the Company and the Bank on July 16, 2008.
(5)	At the Record Date. In accordance with Rule 13d-3 under the Exchange Act, a person is considered to “beneficially own” any shares of Common Stock (a) over which he has or shares voting or investment power, or (b) as to which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the vote of shares, and “investment power” is the power to dispose or direct the disposition of shares. Includes shares owned directly by the named indviduals, shares held by their spouses, minor children and trusts over which they have or share voting or investment power. Does not include shares held or beneficially owned by other relatives as to which the named individuals disclaim beneficial ownership. Also includes options to purchase Common Stock which are exercisable within 60 days of the Record Date. See “— Directors’ Compensation — 1999 Stock Option Plan.”
(6)	Includes unvested shares held in the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) that may be voted by the following persons: 75 shares by each non-employee director with the exception of Mr. Hunt and Mr. Kinsey; 12,282 shares by Mr. Peck; 1,904 shares by Mr. Clark; 2,991 shares by Mr. Woolfolk; 2,167 shares by Mr. Duvall, 2,378 shares by Mr. Stalls, and 1,995 shares by Mr. Bennett.
(7)	Includes options to purchase 10,000 shares of Common Stock which are immediately exercisable.
(8)	Includes 10,772 shares of Common Stock pledged as security for a loan from an unaffiliated party.
(9)	Includes options to purchase 20,000 shares of Common Stock which are immediately exercisable.
(10)	Includes 3,598,957 of the Company’s Common Stock outstanding as of the record date plus options to purchase 80,000 shares of Common Stock which are immediately exercisable.

Listed below is certain information about the principal occupations of the Board nominees and the other directors of the Company. Unless otherwise noted, all such persons have held these positions for at least five years.

Steve Hunt. Mr. Hunt is Vice-President of Agri-Power Inc. and Board Member of Agri-Chem of Hopkinsville, Kentucky. Mr. Hunt is also a partner in Hunt Farms.

Thomas I. Miller, PHD, CPA. Dr. Miller has served as a professor of accounting at Murray State University in Murray, Kentucky for 33 years. Since 1980, Dr. Miller has also been a partner in the independent accounting firm of Miller and Wilson in Murray, Kentucky.

Boyd M. Clark. Mr. Clark has served as Senior Vice President — Loan Administrator of the Bank since 1995. Prior to his current position, Mr. Clark served as First Vice President of the Bank. He has been an employee of the Bank since 1973. Mr. Clark also serves as Vice President and Secretary of the Company. From May-July 2000, Mr. Clark served as Acting President of both the Company and the Bank.

Harry J. Dempsey. Dr. Dempsey has served as an anesthesiologist with Christian County Anesthesia in Hopkinsville, Kentucky, since 1985.Dr. Dempsey serves as the Medical Director for the Hopkinsville – Christian County Paramedic Ambulance Service. Dr. Dempsey is the former chairman of the United Way of Christian County and two time Medical Staff President of Jennie Stuart Medical Center in Hopkinsville.

Gilbert E. Lee. Mr. Lee is co-owner of C&L Rentals, LLC, a residential and commercial real estate rental company.

John E. Peck. Mr. Peck has served as President and Chief Executive Officer of both the Company and the Bank since July 2000. Prior to that, Mr. Peck was President and Chief Executive Officer of United Commonwealth Bank and President of Firstar Bank-Calloway County.

Ted S. Kinsey. Mr. Kinsey is the owner and operator of Parkway Chrysler, Inc. in Benton, Kentucky.

Other Named Executive Officers

Michael L. Woolfolk. Mr. Woolfolk has served as Executive Vice President and Chief Operations Officer of the Bank since August 2000. Prior to that, he was President of Firststar Bank-Marshall County, President and Chief Executive Officer of Bank of Marshall County and President of Mercantile Bank.

Billy C. Duvall. Mr. Duvall has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Bank since June 1, 2001. Prior to that, he was an Auditor with Rayburn, Betts & Bates, P.C., independent public accountants and a Principal Examiner with the National Credit Union Administration.

Michael F. Stalls. Mr. Stalls has served as Senior Vice President, Chief Credit Officer of the Bank since May 28, 2004. Prior to that, he was Senior Vice President and Chief Credit Officer for the southern Tennessee markets of Regions Bank.

Keith Bennett. Mr. Bennett has served as Montgomery County, Tennessee Market President for the Bank since November 2005. Prior to that, Mr. Bennett was Vice President of Commercial Lending for Farmers and Merchants Bank and First Federal Savings and Loan, both of Clarksville, Tennessee.

CORPORATE GOVERNANCE AND OTHER MATTERS

Board of Director and Stockholder Meetings

The Board of Directors met 12 times during the fiscal year ended December 31, 2009. All directors attended at least 75% of the Board of Directors meetings and assigned committee meetings in 2009. The Company encourages directors’ attendance at its annual stockholder meetings and requests that directors make reasonable efforts to attend such meetings. All of the members of the Board of Directors attended the 2009 Annual Meeting of Stockholders.

Board Leadership Structure

Pursuant to the Company’s Bylaws, at the first meeting of each newly elected Board of Directors, or at such other time when there is a vacancy, the Board solicits input and nominations from its members and elects one of its members as Chairman to serve at the Board’s pleasure. The Chairman presides over each Board meeting and performs such other duties as may be incident to the office.

Although our Bylaws and Corporate Governance Guidelines would allow our Chairman to hold the position of Chief Executive Officer, it is the current policy of the Board to separate these offices. This separation allows our Chairman to maintain an independent role in management oversight. The Chairman of the Board also chairs the Nominating and Corporate Governance Committee.

The Board’s Role in Risk Oversight

Risk is inherent with every business, particularly financial institutions. The Company and the Bank face a number or risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks the Company and the Bank face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed. In this regard, the Board and its committees meet regularly with management to discuss strategy and various risks facing the Company and the Bank.

Members of senior management regularly attend meetings of the Board of Directors and address any questions or concerns raised by the Board on risk management or other matters. The Board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as the Bank’s lending and investment policies, ratification or approval loans exceeding certain thresholds, and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee of the Board of Directors has reviewed the Company’s policies and practices applicable to employees, including the Company’s benefit plans, arrangements and agreements, and does not believe that they are reasonably likely to have a material adverse effect on the Company. The Committee does not believe that the Company’s policies and practices encourage officers or employees to take unnecessary or excessive risks or behavior focused on short-term results rather than the creation of long-term stockholder value.

Board of Director Independence

Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable NASDAQ rules and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Messrs. Dempsey, Hunt, Kinsey, Lee and Miller are independent directors of the Company within the meaning of applicable NASDAQ listing standards.

Independent members of the Board of Directors of the Company meet in executive session without management present and are scheduled to do so at least two times per year. During the fiscal year ended December 31, 2009, the independent members of the Board of Directors met two times in executive session without management present.

Stockholder Communications

Stockholders may communicate directly with members of the Board of Directors or the individual chairman of standing Board of Directors committees by writing directly to those individuals at the following address: P.O. Box 537, Hopkinsville, Kentucky 42241. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual, unless the Company believes the communication may pose a security risk. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all officers, other employees and directors. A link to the Code of Ethics is on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com. Any waiver or substantive amendments of the Code of Ethics applicable to the Company’s directors and executive officers also will be disclosed on the Company’s website.

Corporate Governance Guidelines

The Board of Directors has written Corporate Governance Guidelines, which outline the Board’s responsibilities and duties to our shareholders, employees and customers, and to the communities in which we do business, to ensure that we operate with the highest professional, ethical, legal and socially responsible standards. The Guidelines address a number of matters relating to our directors, including Board composition and qualifications, functions of the Board and committees of the Board.

A link to these guidelines is on the “Investor Relations” portion of our website at: http://www.bankwithheritage.com.

Luxury Expenditure Policy

The Board of Directors has adopted a Luxury Expenditure Policy that applies to all officers, other employees and directors. A link to the Luxury Expenditure Policy is on the Investor Relations portion of the Company’s website at: http://www.bankwithheritage.com. Any waiver or substantive amendments of the Luxury Expenditure Policy applicable to the Company’s directors and executive officers also will be disclosed on the Company’s website.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Corporate Governance Committee. The Board of Directors has determined that all of the directors who serve on these committees are independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards. The Board of Directors has adopted a charter for each of the three standing committees. Links to these committee charters are on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com. The Board of Directors of each of the Company and the Bank also has an Executive Committee.

Audit Committee

The current members of the Audit Committee are Dr. Dempsey, who serves as the Chairman, and Messrs. Lee and Miller. Each of the members of the committee is independent within the meaning of applicable NASDAQ rules. The Board of Directors has determined that Dr. Miller is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements. The Audit Committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee. The Audit Committee met four times during 2009. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the shareholders and the general public; (ii) the Company’s internal financial and accounting processes; and (iii) the independent audit process. Additionally, the Audit Committee has responsibilities relating to: (i) registered public accounting firms; (ii) complaints relating to accounting, internal accounting controls or auditing matters; (iii) authority to engage advisors; and (iv) funding as determined by the audit committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors, available on the “Investor Relations” portion of the Company’s website at: http://www.bankwithheritage.com.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent auditor. The policy requires that all services to be provided by the independent auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided during 2009.

Compensation Committee

The members of the Compensation Committee are Dr. Miller, who serves as the Chairman, and Messrs. Kinsey and Lee, each of whom is a non-employee director and is also independent within the meaning of NASDAQ listing standards. The Compensation Committee met three times during 2009. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the executive officers and directors. The Compensation Committee also administers our stock incentive plans. A link to the Compensation Committee Charter is on the “Investor Relations” portion of our website at: http://www.bankwithheritage.com.

Nominating and Corporate Governance Committee

The independent members of the Board of Directors serve as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by stockholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. In 2009, the Nominating and Corporate Governance Committee held two meetings.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for the Company and serving the long-term interests of the Company’s shareholders. The committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with the Company during the applicable time period (incumbent directors whose terms are to expire do not participate in such review); and (2) in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors.

Consistent with the Company’s Corporate Governance Guidelines, the Committee seeks to nominate candidates with diverse experiences and perspectives. In evaluating candidates, the Committee considers, among other things, diverse backgrounds, professional experience, education and community involvement, as well as racial and gender diversity. The Committee has not formalized this practice into a written policy.

The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NASDAQ rules, and then selects a candidate for recommendation to the Board of Directors by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the committee rejected a timely director nominee from a stockholder(s) holding more than 5% of the Company’s voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided the stockholders follow the procedures set forth in the Company’s Certificate of Incorporation. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise.

The Company’s Certificate of Incorporation provides that, to be timely, a stockholder’s notice of nomination must be delivered or mailed to the Secretary of the Company not less than 30 days nor more than 60 days prior to an annual meeting; provided, however, that in the event that less than 40 days’ notice of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be not later than close of business on the 10th day following the date on which notice is mailed. A stockholder’s notice of nomination must also set forth as to each person who the stockholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company which are beneficially owned by such person, and (d) any other information reasonably requested by the Company.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. Stockholder nominations may be proposed by any shareholder eligible to vote at an annual meeting provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation. See “Date for Submission of Stockholder Proposals.”

The Nominating and Corporate Governance Committee may reject any nomination by a stockholder not made in accordance with the requirements of the Company’s Certificate of Incorporation. Notwithstanding the foregoing procedures, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a shareholder, the chairman of the annual meeting shall, if the facts warrant, determine at the annual meeting whether the nomination was made in accordance with the terms of the Certificate of Incorporation.

Executive Committees

The Board of Directors of each of the Company and the Bank has established an Executive Committee which, when the Board of the Company or the Bank is not in session, may exercise all of the authority of the Board except to the extent that such authority is limited by law or Board resolution. Members of the Executive Committee of each of the Company and the Bank are Messrs. Miller, Lee and Peck. Prior to his resignation in January 2010, Mr. Ezell served as a member of the Executive Meeting. During 2009, the Executive Committee of the Company and the Bank each conducted three meetings.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”), comprised entirely of independent directors, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Committee is to oversee, on behalf of the Board and for the benefit of the Company and its shareholders, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to the CEO and the other executive officers of the Company. The Committee meets a minimum of two times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions. The Committee operates in accordance with a charter, most recently revised in January 2010, which sets forth its rights and responsibilities. The Committee and the Board annually review the charter.

Introduction

In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer, our Chief Financial Officer, and our other most highly-compensated executive officers listed in the Summary Compensation Table. We refer to these six persons throughout as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation plans, policies and benefit programs.

TARP Compensation Standards

On December 12, 2008, the Company became a participant in the Treasury Department’s TARP/Capital Purchase Program. As a result, we are required to comply with a number of executive compensation standards during the period of time in which the Treasury Department holds an equity position in the Company.

Initially, there were four standards, which applied to our CEO, Chief Financial Officer (“CFO”) and the three next highest paid executive officers (our “senior executive officers”). These standards were in effect as of the end of 2008 and consisted of the following:

•	Limit on severance. We were required to limit payments on any senior executive officer’s involuntary separation by reference to his or her historic compensation.

•

Clawback. We are required to be able to recover bonuses, retention awards and incentive compensation paid to senior executive officers if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

•

No unnecessary and excessive risk. Our Compensation Committee was required to review our senior executive officer compensation programs with our senior risk officers and certify that the Company has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary and excessive risks that threaten our value. The Committee’s certification relating to this review is contained in the Compensation Committee Report that follows this CD&A.

•	Limited deductible compensation. We are prohibited from taking a tax deduction for annual compensation over $500,000.

Each of our current executive officers has agreed that their separation entitlements and bonuses, retention awards and other incentive compensation will comply with these standards.

On February 17, 2009, the America Reinvestment and Recovery Act of 2009 (“ARRA”) required the Treasury Department to enact additional compensation standards. Under ARRA, the compensation standards are required to include the following.

•

Prohibition on severance. ARRA standards will prohibit severance payments to our top five senior executive officers and the next five most highly compensated employees, other than payments for services performed or benefits accrued.

•

Prohibition on bonuses, retention awards, and other incentive compensation. ARRA standards will prevent us from paying or accruing any bonus, retention award or incentive compensation to our CEO. The exceptions are limited, although we will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period the Company participates in TARP.

•

Stricter clawback. ARRA standards will extend this recovery requirement to the top five senior executive officers and the next 20 most highly compensated employees based on materially inaccurate financial statements or other criteria.

•

Prohibition on compensation plans that “encourage” earnings manipulation. AARA prohibits participating companies from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of employees.

At this time, the compensation standards under ARRA have not yet been developed. However, we expect that the standards may require a substantial alteration to our compensation program. The impact of ARRA on the retention of our existing, and recruitment of future, senior officers cannot be assessed at this time, but is expected to negatively impact both recruitment and retention of experienced qualified executives.

Compensation Philosophy and Objectives

The Company and the Committee believe that the compensation paid to executive officers should be closely aligned with the performance of the Company, that such compensation must be competitive with similar institutions in the region, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s long-term success. The Committee utilizes both salary and equity compensation as a tool to attract and retain key executive officers. The Committee believes that compensation based on short term performance goals may not always be in the best interest of stockholders.

The Committee believes that compensation should be structured to ensure that a portion of the executive’s compensation opportunities will be directly related to Company achieving its longer term goals established in its Three Year Business Plan. Execution of the Company’s Business Plan may not result in immediate improvement in the Company’s stock price since the Company’s current focus is on expansion into higher growth markets. This expansion may result in higher operating expenses and lower earnings in the near term. However, the Board of Directors is committed to the long term growth opportunities and enhanced shareholder value that this expansion provides.

The Board of Directors remains committed to shareholder value by achieving a higher stock price in the future, with most operational and financial goals set within a five year time frame. The Committee recognizes that the Company’s stock is thinly traded and daily prices can fluctuate widely based on small trade volumes, making it difficult to measure the short-term performance of the Company’s stock.

For the Company’s most senior executive officers, including the executive officers named in this proxy statement, the equity compensation is designed to reward Company-wide performance of the business goals set out by the Company’s Board of Directors. In last three years, the Company has chosen to utilize equity compensation in the form of restricted stock awards in addition to a base salary as a means to attract and retain key executive officers.

Role of Executive Officers and Compensation Consultant

The Committee makes all compensation decisions for the CEO and all other executive officers of the Company. The CEO annually reviews the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee considers the CEO’s recommendation when making its final compensation decision for all executives other than the CEO.

The Committee utilizes the Human Resource Department and also has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee utilized the 2009 Financial Institutions Compensation Survey Report (the “Survey”), prepared for the Kentucky Bankers Association (“KBA”) by Crowe Chizek and Company LLC, to compare and benchmark the total compensation program for the CEO and other executive officers. The Survey collects data from over 90 financial institutions and reports data on more than 8,800 bank employee salaries. The Company participates in this Survey annually.

In addition to the KBA survey, the Compensation Committee conducted a salary review of twenty-one publically traded financial institutions with assets between $750 million and $1.5 billion located in Indiana, Alabama, Georgia, Kentucky, Mississippi and Tennessee. The median size, financial performance, and financial condition of these institutions are similar to the Company. The salary information for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Credit Officer was compared for the following financial institutions for the period ending December 31, 2009:

Atlantic Southern Financial Corporation
Community Bank Shares of Indiana, Inc.
Home Federal Bancorp
Savannah Bancorp, Inc.
Tower Financial Corporation
Atlantic Coast Federal Corporation
Auburn National Bancorp, Inc.

Citizens Holding Company
First Financial Service Corporation
Lincoln Bancorp
Monroe Bancorp
BNC Bancorp
Tennessee Commerce Bancorp, Inc.
United Security Bancshares, Inc

Setting Executive Compensation

The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. The Company has structured cash and equity compensation to motivate executives to achieve the business goals set by the Company and rewards the executives for achieving such goals. For the executive officers, including the named executive officers in the Summary Compensation Table, the current compensation package includes a base salary, grants of stock options and/or awards of restricted stock. Executives with lending responsibilities may also receive cash bonuses based on incentives including production, asset quality and margin enhancement. The executive’s base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company. The Committee believes the combined value of base salary plus annual incentive is competitive with the salary and bonus provided to similarly situated executives as reflected in the salary report from the KBA.

Base Salary

Base salary ranges are established based on a number of factors, including the KBA Survey of similar asset sized financial institutions as well as other market data. The KBA Survey illustrates the market rate for select executive positions expressed as a percentage of the median paid by the respondent companies. Executive positions are individually benchmarked against these survey sources annually to establish a competitive salary range for each position, which is typically targeted to be at or slightly above the median of the survey results.

The actual base salary of each executive officer relative to the target established above is determined by the executive’s performance, which is evaluated annually by the CEO and reviewed and approved by the Committee. In the case of the CEO, the Committee also considers the performance of the Company, and the anticipated level of difficulty of replacing the CEO with someone of comparable experience and skill. Based on these factors, the Committee established the CEO’s base salary at $284,004 per year beginning July 1, 2009. Salaries for the named executive officers are set forth on the Summary Compensation Table.

The Committee adjusted the salary of Mr. Bennett to $160,800. effective January 1, 2010. The Committee adjusted the salaries of Messrs Duvall, Woolfolk, Stalls and Clark to $155,170, $212,838, $170,260 and $135,258, respectively at July 1, 2009. The Committee adjusted the salary of Mr. Duvall to $175,170 at April 1, 2010. The Committee will review the salaries of Messers Peck, Woolfolk Stalls, Clark and Duvall in June 2010, with any changes in base salary effective as of July 1, 2010.

Long Term Incentive Compensation

In 2009, the Committee made grants of restricted stock to the CEO under the Company’s stock plans. The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive’s compensation with the return received by the Company’s shareholders. In 2008, the Committee made restricted stock grants to the CEO and executive officers as outlined in the table titled Grant of Plan – Based Awards included in this document. Grants of stock options and restricted stock are typically made on an annual basis at the Committee’s June meeting following the public release of the Company’s fiscal year-end results. Stock options, when awarded, have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant. Restricted stock grants vest equally over a four year period but vesting may be accelerated due to the a change in control of the Company, an exercise of options by the award recipient and the death or termination without cause of the award recipient. In 2009, the Committee approved restricted stock awards totaling 1,254 to a non-executive management employee. In 2010, the Committee approved restricted stock awards totaling 437 shares to non-executive management employees. The Committee did not approve any stock option awards during 2008, 2009 or the first three months of 2010.

Retirement Plans

Defined Contribution Plan

The Company has a defined contribution retirement plan in which certain of the named executive officers currently participate.

401(k) Plan

The Company’s 401(k) Plan is a tax-qualified plan that covers all eligible salaried and hourly employees. Currently the Company makes matching contributions of 100% up to the 4% elective deferral rate. Elective deferrals of greater than 4% are not matched by the Company. In addition, the Company provides an additional contribution for all eligible employees equal to 4% of their base salary. The 401(k) Plan is a defined contribution plan and as such the ultimate benefit is a derivative of the contributions made and the performance of the underlying investments. Each participant self directs their respective investments from an approved master list of qualifying investment funds. No Company issued securities are held in the 401(k) plan. For the year ended December 31, 2009, all named executive officers participated in the 401(k) Plan. For the year ended December 31, 2009, the Company’s total expense related to its 401(k) Plan was $617,000.

Perquisites and Other Personal Benefits

The Company generally does not provide the named executive officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance, tax preparation, or other benefits not described above. The only exception is that the Company provides Mr. Peck and Mr. Bennett with reimbursement for country club dues. Mr. Peck also has the use of a Company owned vehicle. The values of these benefits are disclosed in the Summary Compensation Table.

Employment and Other Agreements

The Company and the Bank have employment agreements with Messrs. Peck, Woolfolk, Duvall, Stalls and Bennett.

The employment agreements with Mr. Peck are three-year agreements. On each annual anniversary date of these agreements (June 30), the agreements and Mr. Peck’s term of employment may be extended for an additional one-year period beyond the then effective expiration date, provided that the Board determines in a duly adopted resolution that Mr. Peck’s performance has met the Board’s requirements and standards. The agreements provide for a base salary and certain perquisites as noted above. In addition, the agreements provide certain payments to Mr. Peck in the event his employment is terminated as a result of a change of control of the Company or the Bank, or his termination without just cause. Upon a termination within 12 months after a change in control, Mr. Peck would be entitled to receive an amount equal to 2.9 times Mr. Peck’s base salary.

Mr. Peck’s agreement with the Company also provides for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code. Upon a termination without just cause, Mr. Peck would be entitled to a lump sum payment equal to his remaining salary under the agreements.

The employment agreements with Mr. Woolfolk are three-year agreements that may be extended on the same basis as Mr. Peck’s agreements. The agreements provide for a base salary as noted above. In addition, the agreements provide certain payments to Mr. Woolfolk in the event his employment is terminated as a result of a change of control of the Company or the Bank, or his termination without just cause. Upon a termination within 12 months after a change in control, Mr. Woolfolk would be entitled to receive an amount equal to 2.9 times Mr. Woolfolk’s base salary. Mr. Woolfolk’s agreement with the Company also provides for a gross-up payment to offset the effects of any excise taxes imposed on him under Section 4999 of the Internal Revenue Code. Upon a termination without just cause, Mr. Woolfolk would be entitled to a lump sum payment equal to his remaining salary under the agreements.

On December 12, 2008, the Company agreed to accept an investment of preferred stock from the United States Treasury under the Capital Purchase Program in the amount of $18.4 million. By accepting this agreement, all members of senior management agreed to waive their right for “excess parachute payments” during the term of the United States Treasury’s investment.

The employment agreements for Messrs. Duvall and Stalls are for a term beginning on February 12, 2008 to June 30, 2011. As with Mr. Peck, the Compensation Committee may extend the employment agreements for an additional year prior to July 1 of each year. The agreements provide for a base salary as noted above. In addition, the agreements provide certain payments to Messrs. Duvall and Stalls in the event their employment is terminated as a result of a change of control of the Company or the Bank, or they are terminated without just cause. Upon a termination within 12 months after a change in control, Messrs. Duvall and Stalls would be entitled to receive an amount equal to 2.5 times their base salaries. Upon a termination without just cause, they would be entitled to a lump sum payment equal to their remaining salaries under the agreements. Messrs. Duvall and Stalls current base salaries are $175,170 and $170,260, respectively.

The employment agreements for Messrs. Duvall and Stalls include a non-compete clause, which would prevent Messrs. Duvall and Stalls from being employed, owning, or acting as a consultant to any financial institution, mortgage brokerage firm, insurance firm or other company that may compete either indirectly or directly with the Company or the Bank for a period of one year after termination of employment. The non-compete clause is limited to fifty miles of any office of the Company or its subsidiaries. In the event of a change of control, the non-compete clause for Messrs. Duvall and Stalls becomes void.

The severance payments provided in the agreements are intended to qualify as short-term deferrals under Section 409A of the Internal Revenue Code and the regulations and guidance thereunder.

Except for these agreements, and our broad-based severance policy, none of our named executive officers has an agreement which requires us to pay their salaries for any period of time. We entered into these agreements because the banking industry has been consolidating for a number of years, and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe these agreements are consistent with market practice and assist us in retaining our executive talent.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Base salary, by its nature, does not qualify as performance-based compensation under Section 162(m). The Company’s grants of stock options and restricted stock under its stock award plans qualify as performance-based compensation under Section 162(m).

The Emergency Economic Stabilization Act of 2008 amended Section 162(m) in a number of ways, including: (1) reducing a TARP participant institution’s maximum tax deduction from $1,000,000 to $500,000 for compensation paid to a covered executive; (2) including performance-based compensation in the remuneration that counts toward the $500,000 deduction limit; and (3) adding a TARP participant institution’s CFO to the group of executives whose compensation is subject to Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors hereby furnishes this report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. This report is submitted on behalf of the members of the Compensation Committee.

Certification

The Compensation Committee certifies that:

(1)	It has reviewed with senior risk officers of the Company the Company’s senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with senior risk officers of the Company the Company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Respectfully submitted on March 31, 2010.

Thomas I. Miller, Chairman
Gilbert E. Lee
Ted Kinsey

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee was an officer or employee of HopFed Bancorp, Inc. or any of our subsidiaries during 2009 or is a former officer of HopFed Bancorp, Inc. or any of our subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the Company’s CEO, CFO, and the five other most highly compensated executive officers for the fiscal year ended December 31, 2009, December 31, 2008 and December 31, 2007.

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)		Total
John E. Peck President & CEO	2009 2008 2007	$ $ $	277,242 255,990 235,750		— — —	$ $ $	25,023 29,855 23,563	N/A 22,000 N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	36,878 34,109 33,311	$ $ $	339,143 341,954 292,624

Billy C. Duvall Treasurer & CFO	2009 2008 2007	$ $ $	151,476 139,864 128,805		$37,212 — —	$ $ $	13,863 16,763 13,308	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	15,524 12,831 10,612	$ $ $	218,075 169,458 152,725

Michael L. Woolfolk Chief Operating Officer	2009 2008 2007	$ $ $	207,771 193,489 179,888		$51,039 — —	$ $ $	19,194 23,546 18,752	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	20,840 18,056 15,116	$ $ $	298,844 235,091 213,756

Boyd M. Clark Board Secretary	2009 2008 2007	$ $ $	132,038 122,937 114,314	$ $ $	35,824 1,772 2,507	$ $ $	12,235 15,076 12,037	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	15,404 11,815 11,219	$ $ $	195,501 151,600 140,077

Michael F. Stalls Chief Credit Officer	2009 2008 2007	$ $ $	166,207 153,466 141,332	$ $ $	40,830 10,585 20,258	$ $ $	15,208 14,266 10,324	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	18,879 15,560 13,211	$ $ $	241,124 193,877 185,125

Keith Bennett Montgomery Co. Market President	2009 2008 2007	$ $ $	145,946 140,946 135,200	$ $ $	42,601 63,621 147,113	$ $ $	14,167 11,514 8,225	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	$ $ $	19,263 21,161 14,982	$ $ $	221,977 237,242 305,520

(1)	Represents cash bonus paid for loan production and yield goals for the years ended December 31, 2008, December 31, 2007 and December 31, 2006. The Bank offers cash incentives for loan officers who meet certain measured goals and objectives. Pursuant to his employment agreement, Mr. Bennett received a bonus for meeting certain goals for loan growth and credit quality. The bonus amounts for 2007 and 2006 was $84,000 and $120,130, respectively.
(2)	Represents restricted stock awards approved by the Compensation Committee that vest over a four-year period at a rate of 25% per year. Vesting is accelerated upon a change in control, the exercise of eligible options, and the death or termination without cause of the award recipient. The dollar amounts in this column represent restricted stock awards in 2004, 2005, 2006, 2007 and 2009 that partially vested during 2009. Messrs. Peck, Duvall, Woolfolk, Clark and Stalls received restricted stock awards that partially vested on June 15, 2009, June 18, 2009 and June 20, 2009. Mr. Bennett’s restricted stock awards vested on November 2, 2009. The market price of the Common Stock was $9.25 on June 15, 2009 and $9.48 on June 18, 2009 and June 20, 2009 and $10.15 on November 2, 2009, respectively. All compensation amounts include unpaid quarterly dividends on vested shares at $0.12 per share, plus interest on unpaid dividends at a rate of 5% per year.
(3)	Includes Company matching contributions under our 401(k) plan of up to 8% of base salary. In 2007, the Company’s matched a total of $18,846, $10,308, $14,418, $9,232, $11,388, $10,871 for Messrs. Peck, Duvall, Woolfolk, Clark, Stalls and, Bennett, respectively. In 2008, the Company’s matched a total of $18,800, $12,530, $17,363, $9,835, $14,265, $17,287, for Messrs. Peck, Duvall, Woolfolk, Clark, Stalls and Bennett, respectively. In 2009, the Company’s matched a total of $19,600, $15,224, $19,600, $13,424, $16,704, $15,083, for Messrs. Peck, Duvall, Woolfolk, Clark, Stalls and Bennett, respectively Also included in this column are amounts for a life insurance policy provided to all full time employees equal to three times the employee’s base compensation and payments on Mr. Peck’s behalf of $3,576 and Mr. Bennett’s behalf of $3,730 for local country club memberships. The column titled other expenses also includes the lease payment of $13,402 on an automobile provided to Mr. Peck.
(4)	In 2008, Mr. Peck exercised 10,000 shares of the 2000 Stock Option Plan for a net taxable benefit of $22,000.

Grant of Plan - Based Awards

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2009, December 31, 2008 and December 31. 2007.

Name	Grant Date(1)	Estimated future payouts under Non- Equity Incentive Plan Awards	Estimated future payouts under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock(2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(3)		Grant Date Fair Value of Stock and Option Awards(3)
John E. Peck	6/30/2009 6/18/2008 6/20/2007	N/A N/A N/A	N/A N/A N/A	8,317 3,005 2,312	N/A N/A N/A	$ $ $	9.69 13.50 15.66	$ $ $	80,572 40,568 36,206

Billy C. Duvall	6/18/2008 6/20/2007	N/A N/A	N/A N/A	1,642 1,264	N/A N/A	$ $	13.50 15.66	$ $	22,167 19,794

Michael L. Woolfolk	6/18/2008 6/20/2007	N/A N/A	N/A N/A	2,252 1,765	N/A N/A	$ $	13.50 15.66	$ $	30,402 27,640

Boyd M. Clark	6/18/2008 6/20/2007	N/A N/A	N/A N/A	1,431 1,122	N/A N/A	$ $	13.50 15.66	$ $	19,319 17,571

Michael F. Stalls	6/18/2008 6/20/2007	N/A N/A	N/A N/A	1,802 1,387	N/A N/A	$ $	13.50 15.66	$ $	24,327 21,720

Keith Bennett	11/2/2008 11/2/2007	N/A N/A	N/A N/A	1,475 1,232	N/A N/A	$ $	12.20 14.61	$ $	17,995 18,000

(1)	The Compensation Committee granted Messrs. Peck, Duvall, Woolfolk, Clark and Stalls restricted stock awards on June 20, 2007 and June 18, 2008. The Compensation Committee granted Mr. Peck a restricted stock award on June 30, 2009.
(2)	All restricted stock awards approved by the Compensation Committee vest over a four year period at a rate of 25% per year. Vesting is accelerated upon a change in control, the exercise of eligible options, the death or termination without cause of the grant recipient.
(3)	The grant date fair value of the awards shown in the above table was computed in accordance with FAS 123(R) and represents the total projected expense to the Company of awards made in 2007, 2008 and 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares that have not Vested		Market Value of Shares that have not Vested (1)
John E. Peck
2000 Stock Option Plan	30,000	N/A		$10.00	5/30/2010	—		—
1999 Stock Option Plan	10,000	N/A		$12.33	6/1/2011	—		—
2006 Restricted Stock Award	—	—		—	—	556	(2)	$5,193
2007 Restricted Stock Award	—	—		—	—	1,156	(3)	$10,797
2008 Restricted Stock Award	—	—		—	—	2,253	(4)	$21,043
2009 Restricted Stock Award						8,317	(5)	$77,681

Billy C. Duvall
1999 Stock Option Plan	20,000	N/A		$12.33	6/1/2011	—		—
2006 Restricted Stock Award	—	—		—	—	304	(2)	$2,839
2007 Restricted Stock Award	—	—		—	—	632	(3)	$5,903
2008 Restricted Stock Award	—	—		—	—	1,231	(4)	$11,498

Michael L. Woolfolk
1999 Stock Option Plan	20,000	N/A		$12.33	6/1/2001	—		—
2006 Restricted Stock Award	—	—		—	—	419	(2)	$3,913
2007 Restricted Stock Award	—	—		—	—	883	(3)	$8,247
2008 Restricted Stock Award	—	—		—	—	1,689	(4)	$15,775

Boyd M. Clark
1999 Stock Option Plan	—	—		—	—	—		—
2006 Restricted Stock Award	—	—		—	—	270	(2)	$2,522
2007 Restricted Stock Award	—	—		—	—	561	(3)	$5,240
2008 Restricted Stock Award	—	—		—	—	1,073	(4)	$10,022

Michael F. Stalls
1999 Stock Option Plan	20,000	5,000	(9)	$17.34	6/1/2014	—		—
2006 Restricted Stock Award	—	—		—	—	333	(2)	$3,110
2007 Restricted Stock Award	—	—		—	—	693	(3)	$6,473
2008 Restricted Stock Award	—	—		—	—	1,352	(4)	$12,628

Keith Bennett
2006 Restricted Stock Award	—	—		—	—	273	(6)	$2,550
2007 Restricted Stock Award	—	—		—	—	616	(7)	$5,753
2008 Restricted Stock Award	—	—		—	—	1,106	(8)	$10,330

(1)	The fair market value of the Company’s common stock price at the end of the fiscal year was $9.34 per share.
(2)	Remaining unvested shares that will vest on June 20, 2010
(3)	Remaining unvested shares that will vest 50% on June 15, 2010 and 50% on June 15, 2011.
(4)	Remaining unvested shares that will vest 33.3% on June 20, 2010, 33.3% on June 20, 2011 and 33.3% on June 20, 2012.
(5)	Remaining unvested shares that will vest 25% on June 20, 2010, 25% on June 20, 2011 and 25% on June 20, 2012 and 25% on June 20, 2013. Vesting is subject to limitations under TARP compensation standards.
(6)	Remaining unvested share that will vest on November 2, 2010.
(7)	Remaining unvested shares that will vest 50% on November 2, 2010 and 50% on November 2, 2011.
(8)	Remaining unvested shares that will vest 33.3% on November 2, 2010, 33.3% on November 2, 2011 and 33.3% on November 2, 2012.

Option Exercises and Stock Vested

The following table sets forth exercised options and vested awards for the fiscal years ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John E. Peck	N/A	N/A	2,347	$25,023
Billy C. Duvall	N/A	N/A	1,299	$13,863
Michael L. Woolfolk	N/A	N/A	1,798	$19,194
Boyd M. Clark	N/A	N/A	1,146	$12,234
Michael F. Stalls	N/A	N/A	1,425	$15,209
Keith Bennett	N/A	N/A	1,240	$14,167

(1)	In 2009, the Compensation Committee did not grant any options.
(2)	Represents the number of shares of restricted stock vested in 2009.
(3)	For Messrs. Peck, Duvall, Woolfolk, Clark and Stalls, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 15, 2009 of $9.25 per share, June 18, 2009 at $9.48 per share and June 20, 2009 at $9.48 per share, plus unpaid dividends of $0.12 per share per quarter and interest on unpaid dividends of 5% per year. Mr. Bennett’s award vested on November 2, 2009, and the value realized on vesting shares was computed using the closing price of the Company’s common stock on that date of $10.15 per share, plus unpaid dividends of $0.12 per quarter and interest on unpaid dividends of 5% per year.

The following table sets forth exercised options and vested awards for the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John E. Peck	10,000	22,000	1,991	$29,855
Billy C. Duvall	N/A	N/A	1,115	$16,763
Michael L. Woolfolk	N/A	N/A	1,566	$23,546
Boyd M. Clark	N/A	N/A	974	$15,076
Michael F. Stalls	N/A	N/A	1,004	$14,266
Keith Bennett	N/A	N/A	872	$11,514

(1)	In 2008, the Compensation Committee did not grant any options. Mr. Peck exercised 10,000 options related to the 2000 Stock Option Plan. Mr. Peck used 8,196 shares of HopFed Bancorp stock as currency. Therefore, Mr. Peck’s net shares acquired upon exercise is 1,804 shares.
(2)	Represents the number of shares of restricted stock vested in 2008.
(3)	For Messrs. Peck, Duvall, Woolfolk, Clark and Stalls, the dollar value realized on vesting shares was computed using the closing price of the Company’s common stock at June 13, 2007 of $14.31 per share and June 20, 2007 at 13.40, plus unpaid dividends of $0.12 per share per quarter and interest on unpaid dividends of 5% per year. Mr. Bennett’s award vested on November 1, 2008, and the value realized on vesting shares was computed using the closing price of the Company’s common stock on that date of $12.20 per share, plus unpaid dividends of $0.12 per quarter and interest on unpaid dividends of 5% per year.

Equity Compensation Plans

The following table provides information as of December 31, 2009 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3)

Equity Compensation Plans Approved by Stockholders(1)	80,000	$13.58	—

Equity Compensation Plans Not Approved by Stockholders(2)	30,000	$10.00	—

	110,000	$12.60	—

(1)	Consists of the 1999 Plan and the 2004 Plan.
(2)	Consists of the 2000 Plan which was adopted by the Board of Directors in connection with the employment of John E. Peck as President and Chief Executive Officer of the Company and the Bank. Pursuant to such Plan and his employment agreement, Mr. Peck was granted options to purchase 40,000 shares of Common Stock at an exercise price of $10.00 per share. In 2008, Mr. Peck exercised 10,000 shares related to the 2000 Stock Option Plan.
(3)	Includes shares available for future issuance under the 1999 Plan and the 2004 Plan. In addition, any shares of Common Stock subject to an option which remains unissued after the cancellation, expiration or exchange of such option shall again become available for grant under the 1999 Plan and the 2004 Plan. There will be no further grants of options under the 2000 Plan.

DIRECTOR COMPENSATION

The following table sets forth the compensation received by the Company’s non-employee directors.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other (4) Compensation	Total(5)
Thomas I. Miller	$17,100	$1,695	N/A	N/A	N/A	$5,400	$24,195
Walton G. Ezell	$15,650	$1,695	N/A	N/A	N/A	—	$17,345
Harry J. Dempsey	$16,500	$1,695	N/A	N/A	N/A	—	$18,195
Gilbert E. Lee	$19,750	$1,695	N/A	N/A	N/A	—	$21,445
Ted S. Kinsey	$15,575	—	N/A	N/A	N/A	$5,400	$20,975
Steve Hunt	$13,900	—	N/A	N/A	N/A	—	$13,900

(1)	Members of the Board of Directors of the Company do not receive fees in their capacity as such. Directors who are employed by the Company and the Bank (i.e., Messrs. Peck and Clark) receive no additional compensation for their service as directors.
(2)	Includes a $350 monthly retainer and, with the exception of Board Chairman Lee, an additional $650 per month for each Bank board meeting attended. The Chairman of the Board receives $775 per month for each Bank board meeting attended. In addition, each non-employee board member receives $350 for committee meetings attended. Messers. Miller and Kinsey also serve as community board members for the Bank. Community board members serve on non-voting advisory boards in their local communities of residence or influence. Each community board member receives a monthly retainer of $450.
(3)	Represents the amount of compensation expense recognized under FAS 123R with respect to restricted stock awards vested in 2009. In 2004, 2005 and 2006, the Compensation Committee awarded 300 shares of restricted stock to each non-employee director of the Bank. The shares vest over a four-year period, but vesting may be accelerated based on factors outlined in the HopFed Bancorp, Inc. 2004 Long Term Incentive Plan.
(4)	Cash payments to Directors of the Company for the participation in local Community Boards.
(5)	Messrs. Lee, Miller, Ezell and Dempsey each have a total of 75 restricted shares that have not vested. The total compensation reported as result of the scheduled vesting will be determined by the closing price of the Company’s common stock on the date of vesting. The remaining 75 unvested shares held by Directors will vest in June 2010.

During the year ended December 31, 2009, the Bank’s non-employee directors’ fees totaled $159,955, which included cash payments of $22,225 and $21,675 to two directors of the Bank who are not Directors of the Company. The Compensation Committee annually reviews and makes recommendations regarding director compensation. These recommendations are based upon, among other things, the Committee’s consideration of compensation paid to directors of comparable financial institutions.

1999 Stock Option Plan. Pursuant to the 1999 Stock Option Plan (the “1999 Plan”) which was approved at the 1999 Annual Meeting of Stockholders, directors and employees of the Company and the Bank are eligible to receive options to acquire shares of Common Stock and stock appreciation rights. Upon stockholders’ approval, each director of the Company (other than Messrs. Dempsey, Lee, Harvey, Peck and Miller who were subsequently elected to the Board of Directors) received an option to acquire shares of Common Stock. As of the Record Date, all options granted to the Company’s directors with the exception of Mr. Peck’s 10,000 shares expired. The exercise price of all Mr. Peck’s shares is $12.33 per share. As of Record Date all such options were exercisable. The Company may no longer issue additional options from this plan.

2000 Stock Option Plan. Pursuant to the original employment contract of Mr. Peck signed in July of 2000, Mr. Peck received options to acquire 40,000 Shares of Common Stock at $10.00 per share, the market value of the Common Stock at the time of issue. The options vested over a four year period at a rate of 25% per year. In 2008, Mr. Peck exercised 10,000 options. On February 26, 2010, Mr. Peck exercised the 30,000 remaining options in a non-cash exchange. As a result of this exchange, Mr. Peck received 3,800 shares of Common Stock. The market price of the Common Stock at the time of exercise was $11.45 per share

2004 Long-Term Incentive Plan. Pursuant to the 2004 Plan, which was approved at the 2004 Annual Meeting of Stockholders, 200,000 shares of Common Stock (subject to adjustment as provided for in the 2004 Plan) are available for issuance pursuant to a variety of awards, including options, share appreciation rights, restricted shares, restricted share units, deferred share units, and performance-based awards. The purpose of the 2004 Plan is to attract, retain and motivate select employees, officers, directors, advisors and consultants of the Company and its affiliates and to provide incentives and rewards for superior performance. The Compensation Committee did not make any restricted stock awards to non-employee directors during twelve month period ended December 31, 2008.

Other Benefits. Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also provide our directors with customary directors and officers liability insurance.

Potential Payments Upon a Change In Control or Termination

The following table quantifies the estimated change in control payment that would have been payable to each named executive officer assuming a change in control or involuntary termination without cause had occurred on December 31, 2009, and other requirements for payment had been met. The Company is not required to make any payments to executive officers upon their voluntary termination or termination with cause.

Name	Cash Severance	Stock Option Acceleration (1)	Restricted Stock Acceleration (2)	Benefits (3)	Tax Payments (4)	Total
John Peck
Change of control	823,612	—	114,714	83,376	370,625	1,021,702
Involuntary termination without cause	710,010	—	114,714	73,458	319,505	898,182

Billy Duvall
Change of control	387,925	—	20,240	42,610	—	450,775
Involuntary termination without cause	387,925	—	20,240	45,505	—	453,670

Michael Woolfolk
Change of control	617,230	—	27,936	65,639	277,754	710,805
Involuntary termination without cause	532,095	—	27,936	59,077	239,443	619,108

Boyd Clark
Change of control or involuntary termination without cause	—	—	17,783	—	—	17,783

Michael Stalls
Change of control	425,650	—	22,211	46,980	—	494,841
Involuntary termination without cause	425,650	—	22,211	49,091	—	496,952

Keith Bennett
Change of control or involuntary termination without cause	0	—	18,633	3,822	—	22,455

(1)	Assumes the immediate vesting of all unvested in-the-money stock options and the associated cash proceeds resulting from a same day sale exercise of only those previously unvested stock options using the fair market value of our Common Stock at December 31, 2009, of $9.34.
(2)	Assumes the immediate vesting of all unvested restricted stock upon a change in control using the fair market value of our Common Stock at December 31, 2009, of $9.34.
(3)	Represents the cost to continue medical insurance, dental and life insurance, 401(k) matching of the employee’s base salary and other benefits for a period of 24 months following termination.
(4)	Represents taxes associated with “excess parachute payments.” These taxes include any excise tax imposed under Section 4999 of the Internal Revenue Code as well as any federal, state or local tax resulting from the excise tax payment. Due to the Company’s participation in the United States Treasury’s Capital Purchase Program, executives may not receive these payments at this time.

PROPOSAL II — A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

The Emergency Economic Stabilization Act of 2008, as amended, requires the Company, during the period in which any obligation arising from the Company’s participation in the TARP-CPP remains outstanding, to submit to the stockholders a non-binding vote on the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the stockholders of HopFed Bancorp, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement.”

Because this vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling a decision by the Board nor create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. On this matter, abstentions will have no effect on the voting.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. Our compensation policies and procedures are centered on a “pay-for-performance” culture. The Board of Directors believes the Company’s compensation practices are aligned with the long-term interests of our stockholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that are intended to reward executives for results consistent with stockholder interests.

Our Board and our Compensation Committee believe that our commitment to responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION

APPROVING THE COMPENSATION OF EXECUTIVES.

PROPOSAL III

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The Board has determined that it is in the Company’s best interest and in the best interest of the Company’s stockholders to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of Common Stock from 7,500,000 shares to 15,000,000 shares. The Board unanimously approved the proposed amendment to the Certificate of Incorporation, in substantially the form attached hereto as Exhibit A (the “Amendment”), declared it to be advisable and hereby seeks approval of the Amendment by the Company’s stockholders.

If the Amendment is approved by the Company’s stockholders, the Amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which filing is expected to occur promptly after the Annual Meeting.

Purpose of the Amendment

The purpose of the Amendment is to increase the total number of authorized shares of Common Stock from 7,500,000 shares to 15,000,000 shares. The additional authorized shares could be used by the Company for business and financial purposes as determined by the Board from time to time to be necessary or desirable.

As of the Record Date, there were 3,598,957 shares of Common Stock outstanding and held by the Company’s stockholders (exclusive of 515,555 shares of Common Stock held in treasury). In addition to these shares, as of the Record Date, there were 138,243 shares of Common Stock reserved for issuance under the Company’s equity compensation plans.

Possible business and financial uses for the additional shares of Common Stock include, without limitation, future stock splits, raising capital through the sale of Common Stock, acquiring other companies, businesses or products in exchange for shares of Common Stock, attracting and retaining employees by the issuance of additional securities under the Company’s various equity compensation plans, and other transactions and corporate purposes that the Board deems are in the Company’s best interest. The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuance(s) could proceed, except as provided under Delaware law or under the rules of the Nasdaq Stock Market. Other than issuances pursuant to employee compensation plans, as of the date of this Proxy Statement the Company has no current plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, the Company reviews and evaluates potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its stockholders.

Possible Effects of the Amendment

Upon issuance, the additional shares of authorized Common Stock would have rights identical to the currently outstanding shares of Common Stock. Adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. However, to the extent that the additional authorized shares of Common Stock are issued in the future, they may decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and have a negative effect on the market price of the Common Stock. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership thereof.

The Company has not proposed the increase in the number of authorized shares of Common Stock with the intention of using the additional authorized shares for anti-takeover purposes. The Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The Company could also use the additional shares of Common Stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although the Company has no present plans to do so. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect the Company’s business and financial results.

Vote Required

The vote required to approve Proposal III is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions will have the effect of a vote “AGAINST” Proposal III.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL III.

CERTAIN TRANSACTIONS

The Bank offers loans to its directors and officers. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Under current law, the Bank’s loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions and must not involve more than the normal risk of repayment or present other unfavorable features. No loans to directors and officers have terms more favorable than might be otherwise offered to customers.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2008, the Committee met four times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent auditors prior to the public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board Rules, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function within the organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, and with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder. The Committee will continue to obtain updates by management on the process and will review management’s and the independent auditors’ evaluation of the Company’s system of internal controls.

The Audit Committee, or its Chairman, met with, or held telephonic discussions with, the independent auditors and management prior to release of Company quarterly and annual financial information or the filing of any such information with the Securities and Exchange Commission. The Committee also reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2008, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Committee intends to recommend the reappointment of Rayburn, Bates & Fitzgerald, P.C. as the independent auditors for the Company.

The Audit Committee annually reviews its charter, reports to the Board of Directors on its performance and conducts a Committee self-assessment process.

Respectfully submitted on March 31, 2010.

Harry J. Dempsey, Chairman
Thomas I. Miller
Gilbert E. Lee

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that during the year ended December 31, 2009 all such filing requirements were complied in a timely manner.

INDEPENDENT AUDITORS

Rayburn, Bates & Fitzgerald, P.C., served as the Company’s independent auditors for the year ended December 31, 2009. The Audit Committee presently intends to renew the Company’s arrangement with Rayburn, Bates & Fitzgerald, P.C. to serve as the Company’s independent auditors for the fiscal year ending December 31, 2009. A representative of Rayburn, Bates & Fitzgerald, P.C. is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if he so desires.

Audit Fees and Other Matters

Rayburn, Bates & Fitzgerald, P.C. provided audit services to the Company consisting of the annual audit of the Company’s 2009 and 2008 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K and reviews of the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2009 and 2008.

Fee Category	Fiscal Year 2009	% of Total	Fiscal Year 2008	% of Total
Audit Fees	$182,500	91.0%	$180,000	91.0%
Audit-Related Fees	$4,000	2.6%	$4,000	2.6%
Tax Fees	$13,500	6.4%	$13,500	6.4%
All Other Fees	$—	—%	$—	—%

Total Fees	$200,000	100.0%	$197,500	100.0%

The Audit Committee approved all services provided by Rayburn, Bates & Fitzgerald, P.C. during 2009 and 2008. Additional details describing the services provided in the categories in the above table are as follows:

Rayburn, Bates & Fitzgerald, P.C. did not provide any services related to the financial information systems design and implementation of the Company during 2009 and 2008.

Audit Fees. These are fees related to professional services rendered in connection with the audit of the Company’s annual financial statements, reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with auditing standards generally accepted in the United States of America.

Audit-Related Fees. These fees include a review of accounting standards, the collateral opinion audit for the Company’s borrowings with the Federal Home Loan Bank.

Tax Fees. These are fees billed for professional services related to the completion of federal and state tax return preparation, state tax research and state tax planning strategies.

Policy on Pre-approval of Audit and Permissible Non-audit Services

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining audit independence. The Audit Committee is authorized to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent auditors, the Audit Committee considers whether these services are consistent with the auditors’ independence, whether the independent auditors are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. For 2009 and 2008, non-audit services included only those services described above for “Audit-Related Fees” and “Tax Fees.” All of the audit-related and tax services and related fees were approved in advance by the Audit Committee.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally, by telegraph or telephone without additional compensation.

The Annual Report to Stockholders for the year ended December 31, 2009, including financial statements, is being mailed to all stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal for action at the 2011 annual meeting of stockholders, to be held on or about May 18, 2011, must forward a copy of the proposal or proposals to the Company’s secretary at P.O. Box 537, Hopkinsville, Kentucky 42241-0537. Any such proposal or proposals intended to be presented at the 2011 annual meeting of stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by December 20, 2010.

The Company’s Certificate of Incorporation provides that due notice of business to be brought before an annual meeting by a stockholder must be delivered to the Secretary of the Company not less than 30 nor more than 60 days prior to the meeting, unless notice of the date of the meeting occurs fewer than 40 days prior to the date of the meeting, in which event the Certificate of Incorporation provides that due notice of business to be brought before the meeting by a stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the day of the meeting was mailed. A stockholder’s notice of new business must also set forth certain information specified in the Company’s Certificate of Incorporation concerning the business the stockholder proposes to bring before the annual meeting. New business may be proposed by any stockholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the Annual Meeting must be delivered on or before April 19, 2010. With respect to the Annual Meeting and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 19, 2010, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in this Proxy Statement.

To be timely under the Certificate of Incorporation, a stockholder’s proposal for new business in connection with the 2011 annual meeting of stockholders, to be held on or about May 18, 2011, must be delivered on or before April 18, 2010. With respect to the 2011 annual meeting of the stockholders and pursuant to SEC rules, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 18, 2011, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement.

The Company shall not be required to include in its proxy statement and proxy relating to an annual meeting, or to consider and vote upon at any such meeting, any stockholder proposal which does not meet all of the requirements established by the SEC or the Company’s Certificate of Incorporation or Bylaws in effect at the time such proposal is received. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, AS FILED WITH THE SEC, IS AVAILABLE ON THE INTERNET AT www.bankwithheritage.com/investor.asp?loadpage=main/investor.asp. STOCKHOLDERS AS OF THE RECORD DATE WILL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, HOPFED BANCORP, INC., P.O. BOX 537, HOPKINSVILLE, KENTUCKY 42241-0537. STOCKHOLDERS ALSO MAY ACCESS A COPY OF THE FORM 10-K, INCLUDING EXHIBITS, ON THE SEC WEBSITE AT www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

BOYD M. CLARK
SECRETARY

Hopkinsville, Kentucky

April 19, 2010

EXHIBIT A

FORM OF CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF

INCORPORATION OF HOPFED BANCORP, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HOPFED BANCORP, INC.

A DELAWARE CORPORATION

HopFed Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Corporation’s Certificate of Incorporation in accordance with the provisions of Section 141 of the Delaware General Corporation Law. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by amending and restating the first paragraph of ARTICLE V (“Capital Stock”) thereof to read in its entirety as follows:

“The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 15,500,000, of which 15,000,000 are to be shares of common stock, $.01 par value per share, and of which 500,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.”

2. This Certificate of Amendment of Certificate of Incorporation was duly adopted and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF the undersigned has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed as of the      day of                     , 2010 and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment of Certificate of Incorporation of HopFed Bancorp, Inc. is the act and deed of HopFed Bancorp, Inc.

HOPFED BANCORP, INC. a Delaware corporation

By:
Boyd M. Clark
Secretary

2

REVOCABLE PROXY

HOPFED BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2010

The undersigned stockholder of HopFed Bancorp, Inc. (the “Company”) hereby appoints and Harry J. Dempsey and Ted Kinsey, or either of them, with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at Heritage Bank, 4155 Lafayette Road, Hopkinsville, Kentucky on Wednesday, May 19, 2010 at 3:00 p.m., local time, and at any and all adjournments thereof, as indicated below and as determined by a majority of the Board of Directors with respect to such other matters as may come before the Annual Meeting.

		FOR	VOTE WITHHELD	FOR ALL EXCEPT

I.	Election as directors of all nominees listed below (except as marked to the contrary)	☐	☐	☐

Steve Hunt
Thomas I. Miller

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

II.	Non-binding stockholder approval of executive compensation.

		FOR	AGAINST	ABSTAIN

		☐	☐	☐

III.	Amend Certificate of Incorporation to increase authorized shares of Common Stock from 7,500,000 to 15,000,000

		FOR	AGAINST	ABSTAIN

		☐	☐	☐

IV.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting.

The undersigned stockholder acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting, a Proxy Statement, and the Annual Report to Stockholders.

Dated:	, 2010

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY